Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304-1050 O: 650.493.9300 F: 650.493.6811

December 1, 2020

Hawaiian Holdings, Inc.

3375 Koapaka Street, Suite G-350

Honolulu, Hawaii 96819

Hawaiian Airlines, Inc.

3375 Koapaka Street, Suite G-350

Honolulu, Hawaii 96819

Re:	Hawaiian Holdings, Inc. – “At the Market” Sale and Issuance of up to 5,000,000 Shares of Common Stock

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-3 (the “Registration Statement”), filed by Hawaiian Holdings, Inc. (the “Company”) with the Securities and Exchange Commission on August 7, 2020 pursuant to Rule 462(e) of the Securities Act of 1933, as amended (“Securities Act”), the prospectus contained within the registration statement (the “Prospectus”) and the prospectus supplement to the Registration Statement dated December 1, 2020 (the “Prospectus Supplement”) in connection with the registration under the Securities Act of up to 5,000,000 shares the Company’s common stock, $0.01 par value per share (the “Shares”), to be issued and sold by the Company. We understand that the Company has agreed to issue and sell the Shares from time to time through Morgan Stanley & Co. LLC, BNP Paribas Securities Corp. and Goldman Sachs & Co. LLC as sales agents (the “Managers”) pursuant to an equity distribution agreement by and among the Company and the Managers (the “Equity Distribution Agreement”).

We are acting as counsel for the Company in connection with the issuance and sale of the Shares by the Company. In such capacity, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents and the legal competence of all signatories to such documents.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable judicial decisions interpreting those laws) and the federal laws of the United States of America.

On the basis of the foregoing, we are of the opinion that the Shares to be issued and sold by the Company have been duly authorized and, when such Shares are issued and paid for in accordance with the terms of the Equity Distribution Agreement, will be validly issued, fully paid and nonassessable.

AUSTIN BEIJING BOSTON BRUSSELS HONG KONG LONDON LOS ANGELES NEW YORK PALO ALTO SAN DIEGO SAN FRANCISCO SEATTLE SHANGHAI WASHINGTON, DC WILMINGTON, DE

December 1, 2020

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on or about December 1, 2020, for incorporation by reference into the Registration Statement, and to the use of our name wherever it appears in the Registration Statement, the Prospectus, Prospectus Supplement, and in any amendment or supplement thereto. In giving such consent, we do not believe that we are “experts” within the meaning of such term as used in the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

/s/ WILSON SONSINI GOODRICH & ROSATI Professional Corporation